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                                                                    EXHIBIT 10.1


                               ARBITRATION NOTICE:
 THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM
          ACT (SC CODE SS.15-48-10 ET SEQ.) AND ANY AMENDMENTS THERETO,
                              AS MODIFIED HEREIN.


                               EMPLOYMENT CONTRACT

         THIS EMPLOYMENT AGREEMENT, entered into the 4th day of March, 2000, by and between Beach First National Bancshares, Inc. and Beach First National Bank, hereinafter referred to as "Bank", and Walt Standish, hereinafter referred to as the "Executive".

                            W I T N E S S E T H THAT:

         WHEREAS, the Bank desires to employ Executive as the President and CEO of Beach First National Bank and President of Beach First National Bancshares, Inc., and Executive desires such employment upon the terms and conditions set forth herein below.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. Employment: The Bank agrees to employ Executive as President and Chief Executive Officer of Beach First National Bank and President of Beach First National Bancshares, Inc., for a period of two (2) years commencing on March 20, 2000, unless terminated by either party in accordance with the terms herein. In the event Change in Control of the Bank occurs within the two (2) year employment period, the Executive's employment will automatically extend for an additional three (3) years. For the purposes of this Contract, a Change in Control of the Bank shall mean that as of the date of this Contract, there is a change in the members of the Board of Directors in that a majority of the members are new members and have never served as members of the Bank Board or that the Shareholders of the Bank approved a merger, consolidation or reorganization unless such merger, consolidation or reorganization is as a result of a complete liquidation or dissolution of the Bank or an agreement for the sale or other disposition of all or substantially all of the assets of the Bank to any entity other than a transfer to a subsidiary of the Bank. In the event there occurs a change in control, any restrictions on any outstanding incentive awards (included restricted stock), granted to the Executive under any incentive plan or arrangement shall lapse and such incentive award or awards shall immediately become one hundred (100%) percent vested; all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become one hundred (100%) percent vested; and any performance units granted to the Executive shall become one hundred (100%) percent vested.

         2. Performance: During the term of this Contract and any renewals or extensions hereof, if any, Executive agrees to devote substantially all of his full business time, attention and efforts to the performance of his duties for the Bank, it being understood that the Executive's



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duties are executive and administrative and subject to definition and direction by the Bank's Board of Directors. Provided, nothing herein contained shall restrict or prevent Executive from personally, on his own account and solely for his own benefit, investing in stocks, bonds, commodities, real estate or other forms of investment and provided further, that Executive may engage in other activities, such as professional, charitable, educational, religious and similar types of organizations, speaking engagements, which are not, or are not likely to become, in competition, directly or indirectly, with the Bank, and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of Executive's duties or conflict with the business of the Bank.

         The Executive shall use his best efforts to assure (1) that Beach First National Bank is operated in a manner that will achieve satisfactory ratings in reports of examination by the Office of the Comptroller of the Currency and (2) that the Bank and its holding company comply with the reporting requirements of the applicable government agencies.

         3. Compensation: As remuneration for the full-time services, the Executive shall receive a salary of One Hundred Twenty-five and no/100 ($125,000.00) Dollars per annum from which the appropriate employment taxes shall be paid and said salary shall be paid bi-weekly.

         4. Bonuses: On January 31 following the first year of the agreement, the Executive will receive an eight (8%) percent cash bonus of the net pre-tax income of the Bank for the year 2000. On January 31 following the second year of the contract, the Executive will receive a five (5%) percent cash bonus of the net pre-tax income of the Bank for the year 2001. As used in this Section "net pre-tax income" shall mean income computed according to generally accepted accounting principles plus the amount of any accrual for the bonus that may be due to the Executive under this Section.

         5. Other Benefits: The Bank shall make available to the Executive the life insurance, dental and health insurance, disability insurance, retirement benefits and such other benefits or plans as are provided to the Bank employees and the Executive may participate in said programs if eligible and the cost for participation will be the same as applicable to all other similarly situated employees. If the Executive is continuously employed by the Bank for ten (10) years and then leaves such employment, the Executive will be permitted, to the extent allowed by the applicable insurers/providers, to continue to participate in health and dental insurance and other employee benefits, at his own expense (this obligation shall survive the termination of this Agreement).

         In addition, the Bank shall designate the Executive as the authorized user of the Dunes Club membership for so long as the Executive remains the President and CEO of Beach First National Bank.

         6. Vacation: The Executive may take the minimum amount of vacation permitted in accordance with the then applicable policies of the Office of the Comptroller of the Currency, which shall be a minimum of fifteen (15) days annually.


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         7.       Moving Expenses: The Executive shall be reimbursed his
reasonable moving expenses from Charlotte, North Carolina to Myrtle Beach, South Carolina. He shall obtain two (2) estimates of his moving expenses and present them to the Bank Personnel Committee for approval. The Executive will also be eligible for temporary housing for a period of ninety (90) days in the maximum amount of Three Thousand and no/100 ($3,000.00) Dollars. Executive must present invoices or receipts for any reimbursement hereunder.

         8. Grant of Options: The Bank will grant to the Executive options under the Bank's incentive stock option plan to purchase five thousand (5,000) shares of the Bank's common stock for an exercise price of Twelve and 50/100 ($12.50) Dollars per share; provided, however, that options for two thousand five hundred (2,500) shares shall not be exercisable for one (1) year and shall lapse and not ever be exercisable if during the year Beach First National Bank receives a less than satisfactory overall rating on a safety and soundness examination conducted by the Office of the Comptroller of the Currency and the Board of Directors does not find that the Executive made reasonable efforts to avoid such a rating and is taking appropriate steps to cure the deficiencies which led to such rating; and, provided further, that the options for the other two thousand five hundred (2,500) shares shall not be exercisable for two (2) years and shall likewise lapse if a less than satisfactory rating is received during the second year and the Board of Directors not make such a funding. Provided however, that if the Bank does not meet the criteria for any year, the options may vest in the sole discretion of the Board of Directors and the Board shall notify the Executive in writing if the options are to be vested. In addition:

                  1. Options shall be subject to immediate vesting in the event of a change in control;

                  2. All options shall be exercisable in accordance with the Bank's stock option plan, as may be amended from to time.

                  3. All options shall be exercisable at any time during the ten (10) years following their vesting at the Twelve and 50/100 ($12.50) Dollars per share price; except all unexercised options will expire thirty
                           (30) days after termination of employment other than as a result of death. In such event, Executive's representative shall have the right to exercise said options within six (6) months thereafter; and

                  4. All options are to be non-transferable and non-assignable except upon death and then only by Executive's Will.

          In addition, the parties understand that the Bank may adopt an incentive stock option plan after the effective date of this Agreement.

         9. Expenses: The Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Bank. In addition, the Bank will provide the Executive with an automobile with approval of the Bank Personnel Committee.



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         10.      Confidential Information and Related Matters: Executive
acknowledges that the Bank has information which is proprietary, confidential and information which constitutes trade secrets which the Bank uses in its business and which is essential to the Bank's continued ability to compete and be successful. Executive also acknowledges that the release of such information would cause serious and irreparable harm to the Bank's business and the Bank has expended considerable time, resources and capital in the development of this information.

          The term "Trade Secrets", shall be defined as set forth in the South Carolina Uniform Trade Secrets Act which defines Trade Secrets as information, including a formula, pattern, compilation, program, device, method, technique, or process that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is subject to efforts that are reasonable under the circumstances to maintain its secrecy. The term "Confidential Information", shall mean Bank materials and information to which the public does not have ready access to and the Executive receives access or which Executive develops, individually or in collaboration with others, as a result of or in the course of his employment or through the use of any of Bank's facilities or resources. The following constitutes "Trade Secrets" and "Confidential Information":

                  1. The internal computer software and Bank designed programs utilized for marketing development, sales, customer and event profiles;

                  2. Marketing and advertising plans and techniques, purchasing information price lists, price policies, vendors' lists, profit margin information, quoting procedures, daily, weekly, monthly and yearly financial reports, customer profiles, customer contacts, security procedures and existing and potential customer data;

                  3. Personnel information such as employee's names and addresses, salary and wage information, performance criteria and job descriptions, performance evaluations, personnel forms and procedures, training programs and procedures;

                  4. All contracts, proposals, and accounts with vendors, suppliers, and customers;

                  5. Private telephone numbers, facsimile numbers and e-mail's;

                  6. Customer/account lists/databases for business contacts.

         Confidential information shall not include any materials or information to the extent that such materials or information are publicly known (through no wrongful act of Executive) or generally utilized by others engaged in the same business or activities as the Bank or were known by Executive but not as a result of due to his employment hereunder. Failure to designate any Confidential Information as "confidential" shall not affect its status as Confidential Information under the terms of this Contract.


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         Executive agrees that during the term of his employment, Executive shall not use or disclose any Trade Secrets or Confidential Information of the Bank, except as an employee of the Bank and with the consent of the Bank.

         11. Covenant Not to Solicit Bank's Customers: During Executive's employment and in the event of termination, for whatever reason, for a period of two (2) years thereafter Executive will not directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit, divert or take away or attempt to solicit, divert or take away from Beach First National Bank any of its customers or potential customers for any business purpose similar to the Bank except in the course of performing duties assigned to him or her by the Bank. "Customers" shall mean any person, firm, corporation or other entity for which Bank has performed services during the three (3) year period immediately preceding Executive's termination. "Potential customers" shall mean any person, firm, corporation or other entry which Bank has solicited or identified for solicitation during Executive's employment with Bank.

         12. Covenant Not to Compete: For a period of two (2) years after the termination of employment, if such termination is by the Bank for cause as set out in Section 13 or by the Executive for any reason other than a material breach of this Agreement by the Bank, Executive will not, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, employer, partnership or corporation be engaged or be employed in a similar business or venture as the Bank' business in which Executive was employed by Bank within the County of Horry.

         Executive acknowledges that the two (2) year restriction and the geographical restriction are fair and reasonable for the protection of the Bank. The restrictions do not impose any undue hardship and would not deprive Executive of the ability to earn a livelihood.

         13. Termination: The Bank shall have the right to terminate this Agreement for cause if any of the following events occur and the Executive is given not less than seven (7) days notice that the Bank proposes to terminate for cause and the Executive is given the opportunity to appear before the Board of Directors of the Bank and, if the event is curable, the Executive is given a reasonable opportunity to cure:

                  1.       The permanent disability of the Executive;

                  2. Executive's failure or refusal to comply with the policies, standards and regulations of the Bank from time to time established by the Board of Directors;

                  3. Executive's fraud, dishonesty or other misconduct in the performance of his duties on behalf of the Bank;

                  4. The Executive is convicted of a felony or any other crime involving fraud or dishonest, or any act of misconduct which relates directly or indirectly to the duties of the Executive;


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                  5.       A judgment is entered against Executive for:
                           embezzlement, fraud, breach of trust, theft, violation of laws respecting controlled substances or other misconduct which adversely affects the Bank or the Executive's ability to perform his duties under this Agreement and such judgment becomes final and unappealable.

                  6. Any acts or conduct which amount to fraud, dishonesty, willful misconduct, or unethical behavior which adversely affects the Bank or the Executive's ability to perform his duties under this Agreement;

                  7.       Executive becomes bankrupt or insolvent;

                  8. Absenteeism not related to injury, illness, sickness or permitted vacation.


         14. Automatic Termination: The Bank has no obligation to provide Executive notice more than once for any acts or matters for which Executive has received any written warning or for which Executive has been provided an opportunity to cure. In such event, termination can be automatic. Except for the Bank's obligation to pay accrued benefits or salary earned, this Agreement shall terminate upon the death of the Executive.

         15. Arbitration: In the event of any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, the parties will attempt in good faith to resolve such controversy or claim. If the matter has not been resolved within sixty (60) days of the commencement of such discussions (which period may be extended by mutual agreement), then the parties hereby agree to immediately submit the controversy to binding arbitration. The arbitration shall be conducted by a single arbitrator in accordance with the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered by a court having jurisdiction thereof. Arbitration shall take place in Horry County, South Carolina. Each of the parties shall use all reasonable efforts to insure that any arbitration proceeding is completed with in sixty (60) days following notice of a request for arbitration hereunder.

         16. Board of Directors: The Bank will cause the Executive to be elected to the Board of Directors of the Bank as a voting member and the Executive shall serve thereon during his employ hereunder. The Bank will cause the Executive to be a management nominee for election to the Bank's Board of Directors during the term of this Agreement. Upon termination of Executive's employment hereunder, Executive shall automatically resign any positions with the Bank including Board membership.

         17. Payment by the Bank: In the event that any payment required under this Agreement would be considered a "golden parachute payment" under 12 C.F.R. ss.359.1, the Bank shall not be obligated to make such payment at such time but shall defer making such payment until such time as the making of the payment would not be considered to be a "golden parachute payment."


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         18.      Continuation of Employment: Not later than eighteen (18)
months after the date of this Agreement the parties agree to meet and discuss in good faith the continuation of the Executive's employment after the term of this Agreement.

         19. Governing Law: This Agreement shall be governed by and construed with the laws of the State of South Carolina without regard to conflicts of laws provisions thereof.

         20. Prior Agreements: This Agreement supersedes any prior agreements or understandings by and/or between the parties and constitutes the entire agreement between the parties and may be modified only by a writing signed by all of the parties hereto.

         21. Notice: For the purposes of this Agreement, notices and A other communications provided for in the Agreement shall be in writing and shall be deemed duly given when delivered or mailed by the United States Certified or Registered Mail, Return Receipt Requested, Postage Prepaid, addressed as follows:

                           Beach First National Bank
                           1550 North Oak Street
                           Myrtle Beach, South Carolina 29577

                           Walt Standish
                           c/o Beach First National Bank
                           1550 North Oak Street
                           Myrtle Beach, South Carolina 29577

or to such other address as either party may have furnished the other in writing in accordance herewith except that notices or chance of address shall be effective only upon receipt.


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         IN WITNESS WHEREOF, Bank and the Executive have caused this instrument to be executed on the date first above written.

                                Bank:


                                Beach First National Bancshares, Inc.

/s/ Katie Huntley               By:      /s/ Dr. Raymond E. Cleary
----------------------------       -----------------------------------------

/s/ Ann W. Jones                Its:     Chairman
----------------------------        ----------------------------------------


                                Beach First National Bank


/s/ Katie Huntley               By:      /s/ Dr. Raymond E. Cleary
----------------------------       -----------------------------------------

/s/ Ann W. Jones                Its:     Chairman
----------------------------        ----------------------------------------

                                Executive:

/s/ Katie Huntley                        /s/ Walter E. Standish, III
----------------------------    --------------------------------------------
/s/ Ann W. Jones                Walter E. Standish, III
----------------------------



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STATE OF SOUTH CAROLINA             )
                                    )
COUNTY OF HORRY                     )                                  PROBATE

           PERSONALLY appeared before me the undersigned witness and made oath that (s)he saw the within named Bank by its Raymond E. Cleary III sign, seal and as its act and deed deliver the within written Agreement; and that (s)he with the other witness subscribed above witnessed the execution thereof.

                                                       /s/ Ann W. Jones
                                              ----------------------------------


SWORN to before me this 4th

day of March  , 2000


         /s/ Linda S. Dickinson
------------------------------------
Notary Public for South Carolina


My Commission Expires:     August 14, 2006



STATE OF SOUTH CAROLINA             )
                                    )
COUNTY OF HORRY                     )                                  PROBATE

         PERSONALLY appeared before me the undersigned witness and made oath that (s)he saw the within named Walt Standish sign, seal and as his/her act and deed deliver the within written Agreement; and that (s)he with the other witness subscribed above witnessed the execution thereof.

                                                       /s/ Ann W. Jones
                                              ----------------------------------


SWORN to before me this 4th

day of March  , 2000

         /s/ Linda S. Dickinson
--------------------------------
Notary Public for South Carolina


My Commission Expires:     August 14, 2006


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